Home System Group Announces Acquisition Agreement With Zhongshan City Weihe Appliances Co., LTD

Acquisition to Further Diversify Product Offering and Strengthen Distribution Channels

Los Angeles, CA June 26, 2007 -- Home System Group (HSYT: OTCBB) "Home System Group" or the "Company" based in Guangdong Province, China, an international manufacturer and distributor of home appliance products to major global retailers, today announced that it signed an acquisition agreement with Zhongshan City Weihe Appliances Co., LTD or "Weihe" for a total consideration of $45.0 million (USD) payable in both cash and stock. The transaction is expected to close in July, 2007.

Founded in 1998, Weihe is a leading manufacturer of ceiling fans and residential lighting for the international consumer market. Currently, the Company sells approximately 1,500 different types of decorative ceiling fans and 200 types of lamps which are manufactured across 23 different production lines. Sales are conducted through various distributors who then sell the products to a number of large and established retailers, including several Fortune 500 companies. Weihe employs approximately 1,000 individuals in the areas of production, sales, technical, financial and administrative functions and operates a facility that is located eight miles from Home Systems Group. Weihe has committed to a "make good" net income target for the periods ending December 31, 2007 and 2008 of $8.8 million and $12.6 million respectively. In the event that Weihe does not achieve these respective net income targets, Home System Group will retain the right to deduct the percentage by which the net income is missed for such year from the cash consideration to Weihe. In addition, as a stipulation of the transaction, Weihe's management has committed to remain with the Company for at least the next two years.

Home System Group will pay the Weihe stockholders a purchase price of $27.0 million in cash and 4.5 million shares of restricted common stock of Home System Group, subject to Home System Group's right to set off the cash portion of the purchase price by any reimbursement amounts payable to Home System Group under the agreement or any shortfall of the make good amount. Forty percent of the cash portion of the purchase price will be due to Weihe on the first anniversary of the closing of the transaction, with the remaining sixty percent due by the second anniversary.

"We are pleased to announce this acquisition as Weihe will substantially diversify our product portfolio while allowing us the opportunity to increase sales as we market our collective product portfolio through an exponentially larger distribution channel," commented Mr. Li Wei Qui, CEO and Chairman of Home System Group. "Weihe possesses a modern manufacturing facility that can scale with greater revenues while remaining flexible to changes in customer product preferences. These assets will be invaluable to Home System as we seek to become an increasingly more dominant and larger player in the home appliance market, both domestically and abroad."

The acquisition of Weihe is expected to close by July 31, 2007 and is subject to further due diligence of Weihe. There is no breakup fee associated with the transaction. The Management of Home System Group expects to pay for the acquisition through a combination of cash flow and proceeds from the recently announced private placement.

About Home System Group

Headquartered in Hong Kong, China, Home System Group, through its wholly owned distributors Oceanic International (Hong Kong), Ltd. (OCIL) and Oceanic Well Profit, produces and distributes home appliances, including stainless steel gas grills, residential water pumps, electronic fans, fruit processors, and other electrical appliances to retailers in the U.S., Europe and Australia. The Company became public through a reverse merger on October 4, 2006. Please visit the Company's website at: http://www.homesystemgroup.com .

Safe Harbor Statement

Certain statements in this news release may contain certain forward-looking statements about Home System Group's business and products, including, but not limited to, statements regarding the ability of Home System Group to increase sales, diversify and strengthen its product portfolio and successfully market its product portfolio through larger distribution channels. Actual results may differ materially from the results expressed in the forward-looking statements due to a number of risk factors including, but not limited to: general economic and business conditions globally; product development; shipments to end customers; market acceptance of new and existing products; additional competition from existing and new competitors; changes in technology; economic, political, and social events in China and other regions and markets; securities markets trends; regulations of the U. S. Securities and Exchange Commission (SEC) and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and by the risk factors detailed in the Company's reports filed with the SEC. Home System Group undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Investors:

Michelle Zheng
Home System Group
Tel: +1-213-223-2277
Email: michelle@homesystemgroup.com

Matt Hayden
HC International, Inc.
Tel: +1-858-704-5065
Email: matt@haydenir.com